                                                                  Exhibit 4.5(b)

                                                                  CONFORMED COPY













                              ELAN CORPORATION PLC

                            ELAN PHARMACEUTICALS, INC

                               ELAN PHARMA LIMITED

                                       AND

                          VERNALIS DEVELOPMENT LIMITED


            ________________________________________________________


                         TRANSITIONAL SERVICES AGREEMENT

            ________________________________________________________

                                    CONTENTS


CLAUSE                                                                      PAGE
------                                                                      ----

1.     Interpretation.......................................................  1

2.     Responsibilities of the Parties......................................  2

3.     Transitional Services Managers.......................................  4

4.     Term and Termination.................................................  4

5.     Records..............................................................  6

6.     Disclaimer and Limitation of Liability...............................  6

7.     Miscellaneous........................................................  6

8.     Whole Agreement......................................................  9

Schedule 1    SERVICES...................................................... 11

Schedule 2    TRANSITIONAL SERVICE MANAGERS................................. 14

THIS AGREEMENT is made on 18th May 2004

BETWEEN:

(1) ELAN CORPORATION PLC, a company incorporated in Ireland (registered no. 30356), whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN CORP");

(2) ELAN PHARMACEUTICALS, INC., a company incorporated in the State of Delaware, whose principal office is at 800 Gateway Boulevard, South San Francisco, CA 94080, USA ("EPI");

(3) ELAN PHARMA LIMITED, a company incorporated in Ireland (registered no. 100382), whose registered office is at Monksland, Athlone, County Westmeath, Ireland ("EPL"); and

(4) VERNALIS DEVELOPMENT LIMITED, a company incorporated in England and Wales (registered no. 2600483), whose registered office is at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire RG41 5UA ("VDL").

WHEREAS:

(A) On 29 March 2004, Elan Corp, Elan Pharma International Limited, EPI, VDL and Vernalis plc entered into a sale and purchase agreement (the "SALE AND PURCHASE AGREEMENT") under which:

       (i) the Licence Agreement and the Development Agreement were terminated; and

       (ii)   the Sellers agreed to sell the Assets to VDL,

       (the "TRANSACTION").

(B) EPI and EPL (together the "ELAN COMPANIES") have agreed to provide certain services to VDL for a transitional period after completion of the termination and sale under the Sale and Purchase Agreement.

(C)    Elan Corp is a party to this Agreement for the purposes of Clause 2.10.

(D) This Agreement sets out the terms on which such services will be provided.

THE PARTIES AGREE, in consideration of the mutual covenants and agreements set out in this Agreement, as follows:

1.     INTERPRETATION

1.1 Capitalised terms and expressions used in this Agreement shall have the same meaning as in the Sale and Purchase Agreement, unless otherwise defined in this Agreement.

1.2    In this Agreement:

       "SERVICE" and "SERVICES" have the meanings given to them in Clause 2.1;

       "TERM" has the meaning given to it in Clause 4.1;and


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       "TUPE" means the Transfer of Undertakings (Protection of Employment)
       Regulations 1981.

1.3 In this Agreement, a reference to a "CLAUSE" or "SCHEDULE", unless the context otherwise requires is a reference to a clause or schedule of this Agreement.

1.4    The headings in this Agreement do not affect its interpretation.

1.5    The schedules to this Agreement form part of it.

2.     RESPONSIBILITIES OF THE PARTIES

2.1 Subject to the terms and conditions of this Agreement, during the applicable Term, the Elan Companies shall provide (or cause to be provided) the services described in Schedule 1 (collectively, the "SERVICES" and each a "SERVICE") to VDL. No fee shall be payable by VDL for the Services during the first six months after Completion, save for any recall of Product which is payable at the overhead FTE rate incurred in dealing with such recall (such amounts to be invoiced monthly in arrears and (subject to Clause 2.9) paid within 30 days of invoice).

2.2 The Services shall be provided to at least the same level and degree of quality as is consistent with past practices of the Elan Companies in furnishing comparable services to their own internal organisation.

2.3 The Elan Companies will be solely responsible for selecting and assigning personnel to perform the Services, and will instruct such personnel to perform the Services in a timely, efficient and competent manner. VDL will have the right to request that the Elan Companies replace personnel who do not perform the Services properly and in accordance with reasonable technical or general work standards or in accordance with Clause 2.4 or otherwise to the reasonable satisfaction of VDL.

2.4 Notwithstanding any other provision of this Agreement, it is agreed that the Elan Companies are not in the business of providing the Services and that the standards of care and skill to which the Elan Companies and any employee or agent of the Elan Companies performing the Services shall be accountable shall be the standards of care and skill used by the Elan Companies in furnishing comparable services to their own internal organisation consistent with past practices; provided that such level of care shall be at least that of a reasonably careful person under the circumstances. Under no circumstances will VDL hold the Elan Companies or their employees or agents accountable to a greater standard of care than one that is appropriate for a party in the business of furnishing similar services to a third party.

2.5 VDL acknowledges that the Services are intended only to be transitional in nature, and are furnished by the Elan Companies solely for the purpose of accommodating VDL in connection with the transactions contemplated by the Sale and Purchase Agreement. VDL acknowledges that the Elan Companies are not in the business of providing the Services and have no long-term interest in continuing this Agreement.


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

2.6    In providing the Services, the Elan Companies will not be obligated to:

       2.6.1  hire any additional employees;

       2.6.2  maintain the employment of any specific employee; or

       2.6.3  purchase, lease or license any additional equipment or software.

2.7 No provision of the Services by the Elan Companies or by any employee of the Elan Companies shall require any such employee or other person to become or be deemed to have become an employee of VDL and all of the employees involved in carrying out the Services shall remain the employees of the Elan Companies for the duration of this Agreement and on its expiry. The Elan Companies agree to use their best endeavours to ensure that no employee or former employee of the Elan Companies or any liability in respect of such person transfers pursuant to TUPE to VDL on termination of this Agreement or the cessation of all or any of the Services pursuant to TUPE and, in the event that such a transfer of any such employee or former employee or liability does occur pursuant to TUPE, the Elan Companies will indemnify VDL in relation to all liabilities arising from the same.

2.8 VDL shall reimburse each Elan Company for any amount which such Elan Company pays to any third party in performing the Services (any such amount to be invoiced to VDL and (subject to Clause 2.9) paid within 30 days of invoice). The Elan Companies shall consult with VDL prior to incurring or paying (as appropriate) amounts greater than $10,000 to any third party.

2.9    On a monthly basis during the Term, the Elan Companies shall pay to VDL:

       2.9.1  the sum of:

              (a) all amounts received on behalf of VDL in relation to supply of the Product; and

              (b) all amounts for which VDL is entitled to invoice EPI pursuant to Schedule 8 of the Sale and Purchase Agreement; less

       2.9.2  the sum of:

              (a) all amounts for which an Elan Company is entitled to invoice VDL pursuant to Clauses 2.1, 2.8 and 4.1 of this Agreement; and

              (b) all amounts for which EPI is entitled to invoice VDL pursuant to Schedule 8 of the Sale and Purchase Agreement.

2.10 Elan Corp undertakes to procure the due performance of the obligations under this Agreement of each Elan Company and any person to whom an assignment or sub-contracting or delegation is made pursuant to Clauses
       7.4 and 7.5.

2.11 Within one week following Completion, EPI shall despatch a letter to each addressee of the Customer Information Letter and the Physician Information Letter informing them


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

       that Completion has taken place and advising them of the transitional arrangements such letters to be in a form agreed with VDL.

3.     TRANSITIONAL SERVICES MANAGERS

3.1 The Elan Companies and VDL each undertake to appoint a transitional services manager for the duration of this Agreement (the "TRANSITIONAL SERVICES MANAGERS"). Schedule 2 sets forth the names for the initial Transitional Services Managers.

3.2 The Transitional Services Managers shall be the authorised representatives of the Elan Companies and VDL respectively and empowered to act on their behalf in connection with the Services. The Elan Companies and VDL may change their respective Transitional Services Manager from time to time in circumstances where there is a legitimate business reason to do so by giving written notice to the other.

3.3 The Transitional Services Managers shall ensure that at all times during the period of this Agreement there is appointed a representative of the Elan Companies and VDL (as the case may be) in respect of each of the Services (the "SERVICE REPRESENTATIVES"). The name and contact details of each Service Representative shall be notified to each Transitional Services Manager. The Transitional Services Managers may change their respective Service Representatives from time to time in circumstances where there is a legitimate business reason to do so by giving written notice to the other Transitional Services Manager.

3.4 The Transitional Services Managers shall have day to day responsibility for the provision and use of the Services and for ensuring the smooth and efficient operation of this Agreement. The Transitional Services Managers will meet within two weeks from the date of this Agreement to agree the operational framework pursuant to which the Services will be provided.

3.5 The Services Representatives shall have day to day responsibility for the provision and use of the relevant Service and each Service Representative shall report to their Transitional Services Manager in respect of such Service.

3.6 The Transitional Services Managers shall use all reasonable efforts to resolve in an amicable and co-operative manner issues which are raised in relation to the provision of the Services.

3.7 Either of the Transitional Services Managers may propose any change to the scope of the Services by written notice to the other specifying the proposed change in reasonable detail. Each party shall act in good faith in relation to any such proposal but the Elan Companies shall not be obliged to change the scope of or add to a Service.

4.     TERM AND TERMINATION

4.1    This Agreement shall commence on the date of this Agreement and:

       4.1.1 each Service set out in Part A of Schedule 1 shall be provided for a six-month period; and


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

       4.1.2 each Service set out in Part B of Schedule 1 shall be provided for a 12-month period,

       in each case unless earlier terminated pursuant to Clauses 4.2 or 4.3 (from the date hereof until each such time, an applicable "TERM"). At VDL's request, any of the Services to be provided for a period of six months will be extended for another period of up to six months. From the date which is six months following Completion, VDL shall pay the Elan Companies for any Services (including, for the avoidance of doubt, those referred to in Clause 4.1.2) which are provided after such date at the overhead FTE rate incurred in providing such Service (such amounts to be invoiced monthly in arrears and (subject to Clause 2.9) paid within 30 days of invoice).

4.2 This Agreement, or any Service, may be terminated by VDL upon written notice to EPI at any time.

4.3 This Agreement, or any Service, may be terminated by either EPI or EPL upon written notice to VDL (an "ELAN TERMINATION NOTICE") at any time if:

       4.3.1 VDL fails to perform or otherwise breaches a material obligation under this Agreement; provided, however, that VDL shall have 30 days from the date of receipt of an Elan Termination Notice to cure such failure or breach, following which time this Agreement or the relevant Service shall terminate if such failure or breach has not been cured;

       4.3.2 VDL passes a resolution for its winding up or a court of competent jurisdiction makes an order for VDL's winding up or dissolution;

       4.3.3 the appointment of an administrator of VDL or a receiver appointed over, or an encumbrancer takes possession of or sells, an asset of VDL;

       4.3.4 VDL makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally; or

       4.3.5 performance of this Agreement or any Service has been rendered impossible for a period of three consecutive months by reason of the occurrence of any of the events described in Clause 7.3 without prejudice to the Elan Companies' obligations under Clause 7.3.

4.4 Upon expiration or other termination of this Agreement or any Service for any reason in accordance with the terms of this Agreement, the parties shall cooperate in the orderly termination of the Services and the Elan Companies shall provide such assistance as VDL may reasonably request (at the expense of VDL to the extent that any such assistance is outside the scope of the Services) to assist with the transfer of the provision of any of the Services to VDL (or to its nominee).


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

5.     RECORDS

5.1 The Elan Companies shall keep, in accordance with its normal business practice and record keeping policies, complete and adequate records and accounts relating to the Services (the "SERVICE Records").

5.2 The Elan Companies shall allow VDL, its employees and agents and any other person authorised by VDL (subject to the provisions of Clause 5.3 of this Agreement and clause 20 of the Sale and Purchase Agreement):

       5.2.1 on reasonable notice to inspect (at all reasonable times during usual business hours) such of the Service Records as it may reasonably request in connection with the Services (which, for the avoidance of doubt, shall not include any tax records); and

       5.2.2  at VDL's cost, to take copies of any of those Service Records.

5.3 The Elan Companies shall maintain all Service Records for a period of ten years after Completion. Thereafter, EPI shall give VDL 90 days' written notice of any intention to dispose of any Service Records. VDL may elect to remove, at its cost, during such 90 day period, such of the Service Records as it may reasonably require in connection with the Services (which, for the avoidance of doubt, shall not include any tax records).

6.     DISCLAIMER AND LIMITATION OF LIABILITY

6.1 Except as expressly set forth in the Sale and Purchase Agreement, neither EPI nor EPL makes any representations or warranties whatsoever, express or implied, including, without limitation, the implied warranties of merchantability or fitness for a particular purpose.

6.2 Except with respect to the negligence or wilful misconduct of an Elan Group Undertaking or its employees, agents or contractors (for which their total liability shall not exceed $1,000,000), neither EPI nor EPL nor VDL will, under any circumstances, be liable to each other for any damages resulting or arising from this Agreement, any performance or non-performance under this agreement or the termination of this Agreement.

6.3 No Elan Group Undertaking, nor any of their employees, agents or contractors shall be entitled to claim for any punitive, indirect or consequential loss (including loss of profit) in respect of any claim under this Agreement.

6.4 Nothing in this Agreement shall operate to exclude or restrict any party's liability for death or personal injury resulting from negligence or for fraud.

7.     MISCELLANEOUS

7.1 Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent in accordance with clause 28 of the Sale and Purchase Agreement and, in the case of EPL, as if it were listed in clause 28.3.1 of the Sale and Purchase Agreement.

7.2 This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of each of the parties.

7.3 If any party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure, it shall as soon as reasonably practicable give written notice thereof to the other parties specifying the matters constituting Force Majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue. Provided that the party shall use reasonable endeavours to limit the effect of such event on the other party, the party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. In this Clause 7.3, "FORCE MAJEURE" shall be deemed to include any cause materially and substantially affecting the performance by any party of this Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party whose performance is so affected.

7.4 No party hereto shall be entitled to assign its rights and obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that:

       7.4.1 each of EPI and EPL shall be entitled, without the prior written consent of the other parties, to assign its rights and obligations under this Agreement to an Elan Group Undertaking, but such assignment to an Elan Group Undertaking shall not relieve the assignor of its obligations under this Agreement and shall be expressed to have effect only for so long as the assignee remains an Elan Group Undertaking and that immediately before ceasing to be an Elan Group Undertaking the assignee shall assign the rights and obligations under this Agreement to another Elan Group Undertaking;

       7.4.2 VDL shall be entitled, without the prior written consent of the other parties, to assign its rights and obligations under this Agreement to a Vernalis Group Undertaking, but such assignment to a Vernalis Group Undertaking shall not relieve the assignor of its obligations under this Agreement and shall be expressed to have effect only for so long as the assignee remains a Vernalis Group Undertaking and that immediately before ceasing to be a Vernalis Group Undertaking the assignee shall assign the rights and obligations under this Agreement to another Vernalis Group Undertaking; and

       7.4.3 VDL shall be entitled to assign the benefit of this Agreement in relation to any financing arrangement into which it enters.

       No permitted assignment hereunder, other than an assignment by VDL to a financier, shall be deemed effective until the assignee has executed and delivered an instrument in writing, reasonably satisfactory in form and substance to the other parties, pursuant to which the assignee assumes all of the obligations of the assignor under this Agreement. Any purported assignment of this Agreement in violation of this Clause 7.4 shall be void. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto and the name of a party hereto shall be deemed to include the names of its successors and assigns.

7.5 The Elan Companies may sub-contract with or delegate to any Elan Group Undertaking for so long as such undertaking remains an Elan Group Undertaking any of their obligations under this Agreement provided that any such sub-contracting or delegation shall not relieve the relevant Elan Company of its obligations under this Agreement. The Elan Companies (and any relevant Elan Group Undertaking to whom obligations may have been sub-contracted or delegated) shall not otherwise sub-contract or delegate their obligations under this Agreement without the prior written consent of VDL (such consent not be unreasonably withheld or delayed).

7.6 This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the parties. Each party shall act under this Agreement as an independent contractor. The parties shall have no authority to enter into agreements of any kind on behalf of each other and shall have no power or authority to bind or obligate another party in any manner to any third party.

7.7 This Agreement is governed by English law. The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "DISPUTE") including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity. The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

7.8 The parties agree that the documents which start any proceedings relating to a Dispute ("PROCEEDINGS") and any other documents required to be served in relation to those Proceedings may be served on any Seller in accordance with Clause 7.1. These documents may, however, be served in any other manner allowed by law.

7.9 Neither the failure nor delay on the part of any party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

7.10 In the event that any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, then:

       7.10.1 a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision; and

       7.10.2 the remainder of this Agreement and the application of such provision to the parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

7.11   The parties hereto acknowledge and agree that:


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

       7.11.1 each party and its representatives has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision;

       7.11.2 the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and

       7.11.3 the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favour of or against either party regardless of which party was generally responsible for the preparation of this Agreement.

7.12 This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute a single agreement.

7.13 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

7.14   Nothing contained herein shall in any way be deemed to:

       7.14.1 constitute a waiver or modification of any rights to which any party may otherwise be entitled under the Sale and Purchase Agreement or any other document entered into pursuant thereto; or

       7.14.2 to amend, supplement or modify any of the terms of the Sale and Purchase Agreement or any other document entered into pursuant thereto.

7.15 No party shall by virtue of this Agreement derive any rights of title, or any right of use or access to any rights to Intellectual Property used or owned by any other party other than those rights of use expressly stated in this Agreement.

7.16 Except where this Agreement provides otherwise, each party shall pay the costs and expenses incurred by it in connection with the entering into and implementation of this Agreement.

7.17 Time is not of the essence in relation to any obligation under this Agreement unless time is expressly stated to be of the essence in relation to that obligation.

7.18 The termination of this Agreement for any reason shall be without prejudice to any rights or obligations which have accrued before termination and shall not destroy or diminish the binding force of any of the provisions of this Agreement which are expressly provided to come into force on, or continue in force after such termination.

8.     WHOLE AGREEMENT

8.1 This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to these transactions.

8.2 Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those repeated in this Agreement and the documents referred to in it and any other agreement entered into on the date of this agreement between the parties) made by or on behalf of any other party at any time before the signature of this Agreement. Each party waives all rights and remedies which, but for this Clause 8.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

8.3 Nothing in the preceding Clause limits or excludes any liability for fraud.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.







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                                   SCHEDULE 1

                                    SERVICES

Without prejudice to Clause 2 of this Agreement, the Elan Companies and VDL agree that the Elan Companies will continue current systems with current policies and procedures to support the service areas outlined below. The parties hereto shall work together in good faith to perform the Safety Data Exchange Agreement between EPI and VDL, dated 14 April 2003 (with such amendments as may be necessary to take account of the Transaction).

The Elan Companies agree to provide the services described below to VDL.


PART A: SIX MONTH SERVICES

1.     PRODUCT QUALITY COMPLAINTS
       o      Phone receipt and data collection
       o      Documentation and spreadsheet entry (with lot # where available)
       o      Research response and letter
       o      Investigations to VDL QA (weekly)
       o VDL to approve all Quality Complaints prior to closing out the report
       o Managing any Product recall required (Service to be charged to VDL in accordance with Clause 2.1)

2.     QUALITY ASSURANCE
       o      Review batch records
                 -  Manufacturing
                 -  labelling and packaging
                 -  analytical
       o      Packaging Validation Report review, as appropriate
       o      Commercial Stability Data review
       o Review Master Batch Records prior to manufacture, packaging and labelling of any new production run
       o Facilitate interaction of VDL with key partners including Sharp and DDN
       o Review change controls and deviations and out-of-specification reports.

3.     SUPPLY CHAIN
       o Develop monthly forecast of planned orders for use by contract manufacturer
       o Coordinate issuance and scheduling of purchase orders for procurement of inventory
       o Monitor warehouse inventory levels and shelf lives and, following consultation with and approval by VDL, reschedule orders where necessary to ensure continuous supply of Product
       o Coordinate logistics including obtaining/maintaining all necessary import/export licences or permits and all other necessary documentation for transporting Product
       o      Transition meetings with contract manufacturer and VDL as needed
       o      Monitor security levels at manufacturers
       o      Manage the distribution of Product to wholesalers

4.     PACKAGING TECHNICAL SERVICES
       o Revise Frova labelling. This includes reviewing the new proofs, routing them for approvals, and creating/approving the new specs and BOMs
       o Prepare a package together of all the packaging/labelling documentation for them plus supporting any artwork revisions for their information

5.     REGULATORY
       o Review safety reports (this assumes no support of manufacturing amendments relating to the NDA)
       o Preparation in FDA format and review of individual case records and periodic safety reports
       o      Consult with VDL regarding discussions with the FDA and Health
              Canada
       o Provision of advice in relation to historical regulatory and DDMAC review of marketing materials

6.     MANAGED CARE ORGANISATIONS
       o Manage orderly transition of contracts and contacts with managed care organisations
       o Manage supply of Product in accordance with Elan's contracts with managed care organisations and government agencies


PART B: TWELVE MONTH SERVICES

1.     ADE DATA MANAGEMENT
       o Collection of adverse drug experience (ADE) information and entry into the Elan electronic database (via initial collection forms)
       o Evaluation of all ADE (serious, non-serious, and literature) for regulatory reportability (domestic/international)
       o Extraction and entry of safety data from source documents and collection forms
       o      Event and Disease Coding (MedDRA), drug coding (WHO-DRL)
       o      Narrative Development
       o      Follow-up for completeness
       o      Verification of data
       o      Data Quality Checks/Compliance
       o Administrative handling of cases (login records, ordering and labelling of documents in folders)
       o Preparation of individual and periodic safety reports as may be required to be submitted by VDL to the FDA
       o      Literature Search and Review
       o      Provide, where practical, electronic versions of data
       o Provide data in accordance with the terms of the Safety Data Exchange Agreement
       o Upon termination of this Agreement, provide an export of the Product safety data from the GSS database in a format to be further agreed upon by the parties

2.     MEDICAL INQUIRIES
       o      Phone receipt of medical inquiries

       o      Documentation of handling of inquiries
       o Report to VDL Medical Affairs at Completion and monthly thereafter until this Agreement terminates together with a final report at the date of termination of this Agreement

3.     MEDICAL MONITORING
       o Ongoing review of safety information for signal detection and trend analysis
       o      Review of all potentially reportable (expedited) ADRs
       o      Review of MedDRA coding
       o      Review of all prepared regulatory submissions
       o Transfer all documentation (including correspondence in relation to Agreement and protocols) which relate to investigator initiated studies
       o Assist in the finalisation of documentation and supply of study drug in connection with the initiation of the following investigator-led studies:
                     -  Diamond - High Frequency Migraine
                     -  Rapoport - Chronic Daily Headache
              Note - VDL will be responsible for managing these studies and for payment of all third party costs including investigator grants.

4.     RETURNS, REBATES AND CHARGEBACKS
       o      Process incoming customer orders
       o      Coordinate order confirmation with 3PL warehouse
       o      Perform Inventory Management activities
       o      Coordinate freight management
       o      Process billing and invoicing
       o      Reconcile aged AR balances
       o      Process return product credits
       o      Process rebates and charge backs
       o      Destroy returned products

5.     FINANCE
       o      Financial accounting with respect to the Product
       o      Preparing budgets relating to the Product

                                   SCHEDULE 2

                          TRANSITIONAL SERVICE MANAGERS

            NAME                                         APPOINTED BY:
         Don Murphy                                     Elan Companies
         Martin Pue                                           VDL

EXECUTED BY THE PARTIES



Signed by                                    )
For and on behalf of                         )   LIAM DANIEL
ELAN CORPORATION PLC                         )   Director





Signed by                                    )
For and on behalf of                         )   JUAN CARLOS AGUILERA
ELAN PHARMACEUTICALS, INC.                   )   Authorised Signatory





Signed by                                    )
For and on behalf of                         )   LIAM DANIEL
ELAN PHARMA LIMITED                          )   Director





Signed by                                    )
For and on behalf of                         )   A. J. WEIR
VERNALIS DEVELOPMENT LIMITED                 )   Director